UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐ Soliciting Material under § 240.14a-12

SERVOTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

PAUL L. SNYDER III

FOUNDERS SOFTWARE, INC.

BEAVER HOLLOW WELLNESS, LLC

KATHLEEN ANN SCHEFFER

CHRISTINE R. MARLOW

MICHAEL W. DOLPP

CHARLES C. ALFIERO

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Item 1: Paul L. Snyder III, Chief Executive Officer of Beaver Hollow Wellness, LLC, was quoted in the following article published on May 19, 2025, by Buffalo Business First:

Cleveland-based company to acquire Servotronics 2 years after buying Calspan

By: Katie Anderson

The Cleveland-based company that bought Calspan Corp. in 2023 announced today that it will acquire Servotronics Inc. (NYSE: SVT), Buffalo's 11th largest locally headquartered public company.

Under a definitive merger agreement, Servotronics will become an indirect, wholly owned subsidiary of TransDigm Group Inc. (NYSE: TDG), according to a news release.

TransDigm will acquire all outstanding shares of Servotronics for $38.50 per share in cash, in a transaction valued at approximately $110 million. Servotronics shares closed at $10.29 on May 16.

TransDigm makes aircraft components, while Servotronics, which is headquartered in Elma, makes servo valves and other technology for space and defense.

TransDigm’s president and CEO Kevin Stein said in a statement that Servotronics and its products fit into TransDigm’s long-term strategy.

“Servotronics is a market leader and pioneer across servo valve technology, and we are excited to partner with Servotronics to continue investing in the business,” Stein said. “We are confident that TransDigm will be a great long-term home for this business, its employees and customers in Western New York.”

Servotronics CEO Bill Farrell Jr. said in the release that “being part of a larger aerospace company” will allow the local company to grow and have access to more resources.

“We believe this transaction delivers immediate and certain value for Servotronics' shareholders and positions Servotronics well for the future,” he said.

According to a news release, the agreement was unanimously approved by Servotronics' board of directors. The decision comes after recent conflict between the board and the company’s largest individual shareholder, Beaver Hollow Wellness.

Paul Snyder III, chairman of Beaver Hollow Wellness, said in a statement today that while he recognizes TransDigm’s “track record of performance and operational expertise,” he is “deeply concerned about the future of Servotronics’ 275 employees, its unique technological capabilities and the economic impact on Western New York.”

He called on the new company to commit to the employees and operations in Elma and Franklinville.

“Jobs, families, and the regional economy are at stake,” he said in a statement. “The community deserves transparency and reassurance that this acquisition will strengthen — not eliminate — the local presence of this critical business.”

Snyder, who owns 15.2% of Servotronics’ shares through Beaver Hollow, had been vocal about his concerns for Servotonics’ leadership and finances. He was seeking board seats for himself and three others at the company's annual meeting on June 3.

The proxy campaign will continue to ensure that "the values of Servotronics’ stakeholders are protected as the transaction proceeds," according to the statement.

Servotronics reported about $45 million in revenue for 2024.

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Item 2: Paul L. Snyder III, Chief Executive Officer of Beaver Hollow Wellness, LLC, was quoted in the following article published on May 19, 2025, by The Buffalo News:

Cleveland firm agrees to buy Servotronics for $110M

By: Matt Glynn

The monthslong battle for control of one of the Buffalo Niagara region’s biggest manufacturers could be nearing a resolution after Servotronics Inc. agreed to be purchased for $110 million by the same company that bought Calspan two years ago.

The planned all-cash acquisition by Cleveland-based TransDigm is a potential windfall for Servotronics investors, who would see the value of their shares more than triple. The $38.50 per share offer from TransDigm is a 274% premium for a stock that closed at $10.29 on Friday.

Servotronics’ lagging shares, which have been virtually stagnant for the past four years, had only briefly closed above $20 per share in 2008, and haven’t closed above $15 per share since.

The deal, if completed, would also end a battle for control for a longtime Elma-based manufacturer that has posted losses in each of the past three years.

Servotronics also has been at odds with its largest individual shareholder, Paul Snyder III, who has called for a leadership overhaul to secure the company’s local operations and its 275 jobs. He has published a turnaround plan and has put forward his own slate of candidates for the board. He also criticized Servotronics for saying it would consider selling the company, among other options, earlier this year.

The eye-popping premium that TransDigm has agreed to pay for Servotronics shares would seem to indicate there was competitive bidding for the company. But those details won’t be known until Servotronics releases a regulatory filing about the sale process in the coming weeks.

TransDigm, a publicly traded company that generated $1.7 billion in profits during its past fiscal year, hasn’t specified its plans for Servotronics’ local operations and jobs. The company did not respond to a request to comment Monday.

Snyder said he views TransDigm as a successful company with a strong track record, and he hopes to have the opportunity to talk to the company about the deal. He said he would like to see TransDigm comment on its plans for Servotronics’ local operations and jobs, given the public attention to that issue over the past few months.

“The fact that no one in their joint statement made any references to the commitment to employees, to stakeholders in this community, even though they were aware of these heightened concerns, makes me concerned,” Snyder said. “Maybe that will come on another day, but it certainly wasn’t in the initial press release.”

TransDigm designs and makes aircraft components. Servotronics would become an indirect subsidiary of TransDigm as part of the deal.

“Servotronics is a market leader and pioneer across servo valve technology, and we are excited to partner with Servotronics to continue investing in the business,” Kevin Stein, TransDigm’s CEO, said in a statement. “We are confident that TransDigm will be a great long-term home for this business, its employees, and customers in Western New York.”

Servotronics designs and makes servocontrols and other components for a variety of applications, including for aircraft, jet engines, missiles and manufacturing equipment. In March, the company announced it was exploring strategic options, including a possible sale.

“Being part of a larger aerospace company will allow for further growth opportunities and provide resources for Servotronics to continue developing the highly engineered, proprietary products that we are known for today,” said Bill Farrell Jr., Servotronics’ CEO. “We believe this transaction delivers immediate and certain value for Servotronics’ shareholders and positions Servotronics well for the future.”

Snyder said he will keep an open mind about TransDigm’s potential acquisition of Servotronics.

“If (TransDigm) makes commitments to support the employees and employment in this region, if Servotronics is going to remain a viable, important employer in this region, that will go a long way to making me comfortable that this is a transaction good for all stakeholders,” he said. “That’s all I’ve ever asked.”

Meanwhile, Snyder said he will continue his campaign, through his firm Beaver Hollow Wellness, to win control of the company’s board with his slate of nominees. He remains sharply critical of the company’s performance under its current board. Servotronics’ annual shareholders meeting is scheduled for June 3.

But if the TransDigm deal is approved by Servotronics shareholders in the coming months through a vote that has yet to be scheduled, it also would be a windfall for Snyder and his Beaver Hollow Wellness investor group. The group controls 15.2% of Servotronics’ shares, and the value of that stake would soar by nearly $11 million if the deal goes through.

TransDigm in 2023 bought Calspan for $725 million in cash. The following year, TransDigm sold Calspan’s hypersonic and defense test systems business units to Cerberus Capital Management.

*****

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Beaver Hollow Wellness, LLC, together with the other participants named herein (collectively “the Group”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Beaver Hollow Wellness LLC’s highly-qualified director nominees to be voted on at the 2025 annual meeting of shareholders of Servotronics, Inc., a Delaware corporation (the “Company”), scheduled to be held virtually on June 3, 2025, at 9:00 a.m. Eastern Daylight Time.

THE GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, UPON REQUEST.

The participants in the proxy solicitation are Beaver Hollow Wellness, LLC, Founders Software, Inc., Paul L. Snyder, III, Kathleen Scheffer Christine R. Marlow, Michael W. Dolpp and Charles C. Alfiero.

As of the date hereof, Beaver Hollow Wellness, LLC beneficially owns directly 388,745 shares of common stock, par value $0.20 per share, of the Company (the “Common Stock”). Founders Software, Inc., as a member of, and holder of approximately 92 percent of the issued and outstanding membership interest of Beaver Hollow Wellness, LLC, may be deemed to beneficially own the 388,745 shares of Common Stock owned directly by Beaver Hollow Wellness, LLC. Paul L. Snyder III, as the indirect, majority shareholder and Chairman of the Board of Directors of Founders Software, may be deemed to beneficially own the 388,745 shares of Common Stock owned directly by Beaver Hollow Wellness, LLC. As of the date hereof, Kathleeen Ann Scheffer beneficially owns directly 2,173 shares of Common Stock. As of the date hereof, none of Christine R. Marlow, Michael W. Dolpp or Charles C. Alfiero beneficially owns any Common Stock.

Shareholders who have any questions or need assistance voting may contact the Group’s proxy solicitors, Alliance Advisors, toll-free at (844) 202-6145.